Phase 1/2 Clinical Trial of Agenus' anti-PD-1 Antibody Begins

First patient dosed; combination trials with anti-PD-1 plus anti-CTLA-4 antibodies planned by year-end

LEXINGTON, Mass., April 20, 2017 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies and cancer vaccines, today announced that the first patient has been dosed in a Phase 1/2 clinical trial of its anti-PD-1 antibody, AGEN2034.

The open-label, dose-escalation portion of the trial is designed to evaluate the safety and pharmacological activity of AGEN2034 in patients with advanced solid tumors. Part 2 of the trial is planned to evaluate the recommended dose of AGEN2034 in patients with second line cervical cancer. Preliminary safety and efficacy data are expected to be available within the next 9-12 months.

"The entry of our PD-1 antagonist into the clinic is key to our strategy to pursue combination therapies," said Garo H. Armen, Ph.D. Chairman and CEO of Agenus. "PD-1 is a clinically validated target, and to combine it with our CTLA-4 directed antibody is the backbone of Agenus' combination strategy. We also intend to pursue combinations of PD-1 and CTLA-4 antibodies with our novel portfolio of other checkpoint antibodies as well as our neoantigen cancer vaccines."

AGEN2034 is an antagonist antibody targeting programmed death 1, or PD-1. PD-1 is an inhibitory receptor expressed on activated T cells. When this receptor interacts with PD-L1 or PD-L2 molecules expressed on cancer cells, the T cells' ability to kill cancer cells is neutralized. Therefore, blocking PD-1 with AGEN2034 may allow T cells to recognize and kill tumor cells.

"Immune checkpoint antibodies targeting PD-1/PD-L1 and CTLA-4 have become the mainstay of I-O combinations," said Jean-Marie Cuillerot, M.D., Chief Medical Officer of Agenus. "Co-targeting the PD-1/PD-L1 axis in combination with CTLA-4 has shown a near doubling of clinical efficacy in certain indications. We believe our strategy in pursuing virally-induced cancers presents a rapid path to BLA for our PD-1 and CTLA-4 antagonists. In addition, combination approaches involving our vaccines offer a unique opportunity for differentiation in patients who are unresponsive to checkpoint directed monotherapies."

Additional information about the trial can be found here.

AGEN2034 was originally developed under a Collaborative Research and Development Agreement between Ludwig Cancer Research, 4-Antibody AG and Recepta Biopharma S.A.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is based in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company's product candidates and clinical trial plans. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com